Exhibit 99.1

Cadence Pharmaceuticals to Raise $86.6 Million

in a Private Placement of Common Stock

SAN DIEGO, CA, February 17, 2009– Cadence Pharmaceuticals, Inc. (NASDAQ: CADX) announced today that it has entered into an agreement to issue and sell in a private placement approximately 12 million shares of the Company’s common stock and warrants to purchase up to approximately 6 million additional shares of the Company’s common stock, for aggregate gross proceeds of approximately $86.6 million. The price to be paid for the common stock, $7.13 per share, is equal to the consolidated closing bid price on the Nasdaq Global Market on the day of pricing, February 13, 2009. The five-year warrants are exercisable at a price of $7.84 per share. The private placement is expected to close on February 18, 2009.

The financing was led by Venrock with participation by Frazier Healthcare Ventures, Domain Associates, Versant Ventures, New Enterprise Associates, Bay City Capital and T. Rowe Price Associates.

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and will be sold in a private placement pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement covering the resale of the shares of common stock acquired by the investors and shares of common stock issuable upon exercise of the warrants acquired by the investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company currently has two Phase III product candidates in development, Acetavance™ (intravenous acetaminophen) for the treatment of acute pain and fever, and Omigard™ (omiganan pentahydrochloride 1% topical gel) for the prevention of catheter-related infections. For more information about Cadence’s pipeline, visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environments, including the possible need to raise additional capital, Cadence’s ability to close the private placement and, if it is able to close the private placement, the possibility that Cadence’s share price may decline after the transaction is closed. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Cadence™, Acetavance™ and Omigard™ are trademarks of Cadence Pharmaceuticals, Inc.

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Contacts:	William R. LaRue
SVP & Chief Financial Officer
Cadence Pharmaceuticals, Inc.
858-436-1400

Anna Gralinska
Director, Investor Relations
Cadence Pharmaceuticals, Inc.
858-436-1452